UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 7, 2015

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2015, the registrant's wholly-owned subsidiary, Rackspace US, Inc. (collectively, the “Company”) entered into a new Employment Agreement with Mark Roenigk, who was appointed as General Manager and Senior Vice President Worldwide Operations (the “Employment Agreement”). Prior to his appointment as General Manager and Senior Vice President Worldwide Operations, Mr. Roenigk acted as the Chief Operating Officer from December 14, 2009. The Employment Agreement provides that Mr. Roenigk will be paid an annual base salary of $485,000, with a target bonus amount under the Company's non-equity incentive plan of 80% of his base compensation.

In addition, Mr. Roenigk is expected to receive equity awards pursuant to the Company's 2007 Amended and Restated Long-Term Incentive Plan, which will have a total accounting value as of the date of grant of approximately $3,000,000, subject to final approval by the Compensation Committee. The Employment Agreement further provides that Mr. Roenigk will be eligible for equity grants consistent with the Company’s ordinary compensation cycles, dates and process, paid time off in accordance with the Company’s policies, and participation in employee benefit plans in which other similarly situated employees participate.

The Employment Agreement also provides that if Mr. Roenigk’s employment is terminated for reasons other than cause (as defined therein) or if he were to resign for good reason (as defined therein), and Mr. Roenigk signs a severance agreement and general release of claims, then he shall be entitled to receive continued severance pay equal to twelve months of his base salary payable over such period in accordance with ordinary payroll practices and deductions, subject to certain conditions. The Employment Agreement further includes non-competition and non-solicitation provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	December 11, 2015	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer